Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 31, 2010

State Street Bank and Trust Company
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Custodian Agreement between us dated August 24, 2001 (the “Agreement”).

Pursuant to Section 18 of the Agreement, this letter is to provide notice of the creation of one additional portfolio of Henderson Global Funds (the “Trust”), namely the Henderson Emerging Markets Opportunities Fund (the “New Fund”).  We request that you act as Custodian under the Agreement with respect to the New Fund.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher K. Yarbrough Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President